SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

REEBOK INTERNATIONAL LTD.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Massachusetts	04-2678061
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(IRS EMPLOYER
IDENTIFICATION NO.)

1895 J.W. Foster Boulevard, Canton, MA 02021

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:

(IF APPLICABLE)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH	NAME OF EACH EXCHANGE ON WHICH EACH
CLASS TO BE SO REGISTERED	CLASS IS TO BE REGISTERED
Common Stock Purchase Rights	New York Stock Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

None

(TITLE OF CLASS)

ITEM 1 OF FORM 8-A AND THE SUMMARY OF COMMON STOCK PURCHASE RIGHTS ATTACHED AS EXHIBIT B TO THE COMMON STOCK RIGHTS AGREEMENT WHICH IS AN EXHIBIT TO THE FORM 8-A ARE HEREBY AMENDED AS FOLLOWS:

The following is hereby added before the last paragraph of each of the above:

On August 2, 2005, adidas-Salomon AG, a corporation organized under the laws of the Federal Republic of Germany (“Adidas”), Ruby Merger Corporation, a Massachusetts corporation (“Sub”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Sub will be merged (the “Merger”) with and into the Company, with the Company being the surviving corporation in the Merger.  Immediately prior to the execution of the Merger Agreement, the Company and American Stock Transfer & Trust Company, as Rights Agent, entered into Amendment No. 6 to the Rights Agreement dated as of August 2, 2005 (“Amendment No. 6”).  Concurrently with the execution of the Merger Agreement, Parent and Sub also entered into a Stockholders Agreement with certain stockholders of the Company (the “Stockholders Agreement”) pursuant to which such stockholders agreed to vote their shares in favor of the Merger.  The effect of Amendment No. 6 is to permit execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.  Amendment No. 6 specifically amends the Rights Agreement as follows:

First, Amendment No. 6 provides that neither Adidas, Sub nor any of their Affiliates shall be deemed to be an Acquiring Person and therefore no Stock Acquisition Date or Distribution Date shall have been deemed to have occurred, in any such case solely by virtue of the execution and delivery of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement (or the Stockholders Agreement).

Second, Amendment No. 6 amends the definition of Expiration Date so that the Rights Plan terminates and Rights shall cease to be exercisable immediately prior to the consummation of the Merger.

The foregoing description of Amendment No. 6 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 6 filed as Exhibit 1 and incorporated herein by reference.

ITEM 2.                             EXHIBITS

Item 2 of the Form 8-A is hereby amended by adding the following item to the Exhibit Index:

Amendment No. 6 to the Rights Agreement dated as of August 2, 2005 between the Company and American Stock Transfer & Trust Company, as Rights Agent.

A copy of Amendment No. 6 to the Rights Agreement is attached as an exhibit to this Form 8-A/A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

REEBOK INTERNATIONAL LTD.

Date: August 4, 2005	By:	/s/ David A. Pace
	Name:	David A. Pace
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

The following designated exhibit is filed herewith:

SEQUENTIALLY
NUMBERED PAGE

1.	Amendment No. 6 to the Rights Agreement dated as of August 2, 2005 between the Company and American Stock Transfer & Trust Company, as Rights Agent.	5